Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Appoints Arthur J. Schick, Jr. to Board of Directors
Richmond, VA February 1, 2023 / PRNEWSWIRE
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Universal Corporation (NYSE: UVV) today announced the appointment of Arthur J. Schick, Jr., retired Vice President of Proprietary Flavors within the Beverage Concentrate Division of PepsiCo, Inc., to the Company’s Board of Directors. Mr. Schick’s appointment is effective April 1, 2023, at which time the Board will expand to nine directors, eight of whom are independent.

“We are thrilled to welcome Art Schick to our Board of Directors,” said George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation. “Art is an experienced, well-respected global consumer products executive with in-depth knowledge of the food and beverage industry, and he has deep-rooted expertise and knowledge of the ingredients industry from the top down. He brings tremendous value to Universal, with over four decades of experience in ingredients, strategic supplier development, procurement, operations, international supply chain management, and product research and development. As we continue to grow our plant-based ingredients business, his breadth of experience in the ingredients and value-added supplier space represents a terrific and invaluable addition to our Board. Art’s appointment demonstrates Universal’s continued commitment to the success and future growth of our ingredients platform, and we look forward to benefiting from his strategic insights and perspective.”

Mr. Schick is a 35-year veteran of PepsiCo, Inc., a $79 billion global leader and publicly traded food and beverage company. While at PepsiCo, he served his last 17 years as the Vice President of Proprietary Flavors within the Beverage Concentrate Division. In that role, Mr. Schick led PepsiCo’s organization that manufactured all proprietary flavors for the company’s global beverage brands, and led the global sourcing strategies and supply chain management for the organization. Mr. Schick also spent over a decade as a contributing board member for the Flavor Extract Manufacturers Association (“FEMA”), the premier national association of the U.S. flavor industry, serving as FEMA’s President in

2013. FEMA supports the industry in flavor ingredient safety and in regulatory and legislative guidance and advocacy. It is comprised of flavor manufacturers, flavor users, flavor ingredient suppliers, and others with an interest in the U.S. flavor industry. Mr. Schick currently serves as President of Alpha Sierra Global, LLC, a company providing strategic and operational consulting to companies focused on consumer products, flavor compounding and ingredients. Throughout his distinguished career, Mr. Schick has a proven track record of delivering high-level operating performance across global manufacturing sites and demonstrating expertise in international supplier development and supply chain management.

“When presented with the opportunity to serve on Universal’s Board of Directors, I was impressed with the Company’s long and successful history in international tobacco operations and I was excited about the tremendous upside potential for the Company as it expands its plant-based ingredients platform,” said Mr. Schick. “Universal already has a strong foundation and sustainable strategy to position itself as a leader in the ingredients space. I look forward to working with my fellow directors and the Company’s management team as Universal charts its course for a bright future.”

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.

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